FOR IMMEDIATE RELEASE

Contact Information:

Cedar Shopping Centers, Inc.

Leo S. Ullman, Chairman, CEO and President

(516) 944-4525

lsu@cedarshoppingcenters.com

CEDAR SHOPPING CENTERS ANNOUNCES SENIOR MANAGEMENT ADDITION AND NEW POSITIONS

Port Washington, New York – September 15, 2009 – Cedar Shopping Centers, Inc. (NYSE: CDR) today announced that Joel I. Yarmak has joined the Company as Chief Administrative Officer, a new position, on September 14, 2009. Prior to joining the Company, Mr. Yarmak had been Vice President of Financial Operations of Kimco Realty Corporation. He was at Kimco for nine years. Prior to that, he had been in public accounting for a period of 25 years, nearly all with Deloitte & Touche, where he was a partner in the firm’s real estate practice.

Among Mr. Yarmak’s professional activities, he has served as co-chairman of the national NAREIT Retail Property Operations Seminar. Mr. Yarmak, a CPA, also holds an MBA from New York University.

In addition, the Company announced that Brenda J. Walker, the Company’s Vice President of Operations, has become the Company’s Chief Operating Officer, also a new position. Brenda Walker has been with the Company, and with the management companies that were “rolled up” into the Company in connection with its public offering, for more than 30 years. Further, the Company announced that Thomas B. Richey, its Vice President of Development and Construction, will become President of the Company’s Development and Construction Division, also a newly created position. Mr. Richey has been with the Company for more than 11 years.

The Company also announced that its leasing team, headed by Vice President, Nancy Mozzachio, a member of the Company’s Executive Officer group, has been further expanded with the hiring of Brian McAluney, also on September 14, 2009. Mr. McAluney, who will serve as a leasing representative for the Company, was most recently a leasing representative for the mid-Atlantic region for Centro Properties.

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of so-called “bread and butter” supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns and operates approximately 12.6 million square feet of gross leasable area at 120 shopping center properties, of which approximately 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s stabilized properties have an occupancy rate of approximately 95%. The Company has also announced a pipeline of approximately 12 substantially pre-leased primarily supermarket- and drugstore-anchored development properties and development parcels.

Additional financial and descriptive information on the Company, its operations and its portfolio can be accessed through the Company’s website at www.cedarshoppingcenters.com.